SECURITIES PURCHASE AGREEMENT

      This SECURITIES PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of April 16, 2010, by and among Kenneth Stead, an individual with an address of c/o Kat Exploration, Inc., 1149 Topsail Road, Mount Pearl, Newfoundland A1N 5G2, Canada (the "PURCHASER") and each of the sellers of shares of Common Stock (as defined below), whose names, addresses and amount of such securities sold hereunder are set forth on ADDENDUM A (each, a "SELLER" and collectively, the "SELLERS").

                                    RECITALS

      WHEREAS, the Sellers own of record and beneficially in the aggregate 220,667 shares (the "SHARES") of common stock of Bella Viaggio, Inc. (the "COMPANY"), par value $0.001 per share (the "COMMON STOCK"), which Shares constitute approximately 8.3% of all the issued and outstanding shares of Common Stock;

      WHEREAS, the Sellers desire to sell to the Purchaser all such 220,667 Shares and the Purchaser desires to purchase from the Sellers all such 220,667 Shares (the "SHARE ACQUISITION"), upon the terms and subject to the conditions set forth herein;

      WHEREAS, as a condition to the closing of the Share Acquisition pursuant to this Agreement, the Purchaser pursuant to a securities purchase agreement by and among the Purchaser and Messrs. Ronald A. Davis and Ronald G. Brigham, each a principal shareholder of the Company (each a "PRINCIPAL SELLER" and collectively the "PRINCIPAL SELLERS"), dated of even date herewith (the "OTHER SHARE ACQUISITION"), the Purchaser shall acquire simultaneously with the closing of the Share Acquisition, 2,043,333 additional shares of Common Stock (the "OTHER SHARES"); and

      WHEREAS, the sale of the Shares pursuant to this Agreement is being made, inter alia, in accordance with and in reliance upon the exemptions from securities registration for offers and sales under Section 4(1) and/or Section 4(2) of the under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                               CERTAIN DEFINITIONS

      As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

      "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "CONTROL" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

      "COLLATERAL AGREEMENTS" means any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

      "LEGAL REQUIREMENTS" means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

      "LIENS" means any lien, charge, mortgage interest, adverse claim, pledge, security interest, encumbrance,

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right of first refusal, preemptive right or other restrictions or limitations whatsoever.

      "PERSON" means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

      "SUBSIDIARY" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

                                    ARTICLE I
                     SALE AND PURCHASE OF THE 220,667 SHARES

      1.1   SALE AND PURCHASE OF SHARES.

            (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in SECTION 2.1 hereof), Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery of the 220,667 Shares, free and clear of any and all Liens.

            (b) To effect the transfers contemplated by SECTION 1.1(a) hereof, at the Closing, Sellers shall deliver or cause to be delivered to Purchaser, against payment therefor in accordance with SECTION 1.2 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Purchaser for transfer on the books and records of the Company.

      1.2 PAYMENT FOR SHARES. As payment in full for the 220,667 Shares, Purchaser shall pay to the Sellers Twenty-nine Thousand, Seven Hundred Twenty-eight Dollars ($29,728) as of the Closing Date, as such term is defined in SECTION 2.1 below (the "PURCHASE PRICE"). Simultaneously with the delivery to counsel to the Purchaser of certificates representing the 220,667 Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached, counsel to the Purchaser shall deliver to William R. Barker, PA, a professional association, as escrow agent (the "ESCROW AGENT"), the Purchase Price in next day funds. The Purchase Price and the certificates representing the 220,667 Shares shall be released upon the Purchaser's and the Sellers' mutual written notification that each is ready to close.

                                   ARTICLE II
                               CLOSING; DELIVERIES

      2.1 CLOSING. Subject to the conditions stated in ARTICLE V of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall be held at 10:00 a.m., EST, on April 23, 2010 or, if the conditions set forth in SECTION 5.2 have not been satisfied or waived on such date, on the first (1st) business day after all such conditions shall have been satisfied or waived, at the offices of Gusrae Kaplan Bruno & Nusbaum PLLC, located at 120 Wall Street, New York, NY 10005. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

      2.2 DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver to Purchaser:

            (a) certificates representing the Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached; and

            (b) letters from each of the Sellers addressed to the Purchaser (the "10b-5 LETTERS"), in the form attached hereto as EXHIBIT A.

      2.3 DELIVERIES BY PURCHASER. At or prior to the Closing, Purchaser shall deliver the amount of the Purchase Price required to be paid at Closing pursuant to SECTION 1.2 hereof to the Sellers through the Escrow Agent.

      2.4   TERMINATION IN ABSENCE OF CLOSING.

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            (a)   Purchaser shall have the right to terminate this Agreement without liability to any party by so notifying the Sellers at any time prior to Closing if, in Purchaser's sole discretion:

                  (i) the results of the Purchaser's due diligence investigation shall have revealed that any representation or warranty made herein for the benefit of Purchaser, or any certificate, schedule or document furnished to Purchaser pursuant to this Agreement, is untrue or incorrect in any respect or otherwise be unsatisfactory to Purchaser;

                  (ii) Any Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers hereby severally, and not jointly, represents and warrants for and on behalf of such Seller only, to Purchaser as of the date hereof and as of the Closing Date that:

      3.1 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Seller. The Seller has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

      3.2 OWNERSHIP OF SHARES. Seller holds of record and owns beneficially the Shares set forth opposite his, her, or its name on ADDENDUM A hereto, free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), taxes, Liens, options, warrants, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of his, her or its Shares. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Company good and marketable title to such Shares, free and clear of all Liens. Upon the Closing, neither Seller nor any third party will have any rights whatsoever with respect to the Shares or to any other securities, or incidents of ownership, of or in the Company.

      3.3 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement by the Seller nor his, her or its carrying out of the transactions contemplated hereby will:

            (a)   violate any Legal Requirements applicable to Seller;

            (b)   result in the creation of any Lien; or

            (c) require Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any governmental authority

      3.4 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the knowledge of the Seller, threatened before any governmental authority seeking to restrain the Seller or prohibit his, her or its entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its properties as a result of the consummation of this Agreement.

      3.5 FULL DISCLOSURE. The information furnished by the Sellers and the Company to Purchaser pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the schedules

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identified herein, the instruments referred to in such schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Sellers and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Sellers that:

      4.1 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Purchaser and Purchaser has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Purchaser in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform his obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Purchaser is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

      4.2 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement by the Purchaser nor his carrying out of the transactions contemplated hereby will:

            (a)   violate any Legal Requirements applicable to Purchaser;

            (b)   result in the creation of any Lien; or

            (c) require Purchaser to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any governmental authority.

                                    ARTICLE V
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      5.1 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Sellers holding a majority of the Shares to be purchased and sold hereunder, of the following conditions:

            (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

            (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or Sellers) shall be pending or threatened before any governmental authority seeking to restrain the Seller or prohibit the Closing or seeking damages against the Seller as a result of the consummation of this Agreement.

      5.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of the Purchaser to carry out the transactions contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction or waiver by the Purchaser of the following conditions:

            (a) All representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Sellers shall have performed

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

and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

            (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Purchaser) shall be pending or threatened before any court or governmental agency seeking to restrain Purchaser or prohibit the Closing or seeking damages against Purchaser or the Company or its properties as a result of the consummation of this Agreement.

            (c) The Other Shares shall have been acquired by the Purchaser pursuant to the Other Share Acquisition.

            (d) Purchaser shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Sellers set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Purchaser.

            (e) No proceeding in which the Sellers shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

            (f) The Purchaser shall have received 10b-5 Letters from each of the Sellers addressed to the Purchaser.

            (g) Each of the Sellers shall have delivered the certificate representing his, her or its Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1   CONFIDENTIALITY.

            (a) Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any governmental authority; and provided further that Purchaser promptly shall notify the Company of any disclosure pursuant to clause (iii) of this SECTION 9.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Purchaser in bona fide discussions or negotiations with prospective lenders.

            (b) The Sellers shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Purchaser or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and
(iii) information that is required to be disclosed by the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any governmental authority.

      6.2 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

      6.3 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "NOTICE") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

      IF TO THE PURCHASER:               KENNETH STEAD
                                         c/o Kat Exploration, Inc.
                                         1149 Topsail RD
                                         Mount Pearl, NF A1N 5G2, Canada
                                         Tel. No.: (709) 368-9223
                                         Fax No.: (709) 368-9213
                                         E-mail: kstead@katexploration.com

      IF TO A SELLER:

      To the address specified with respect to such Seller on ADDENDUM A appended hereto.

      Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

      6.4 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Each of the Sellers and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Sellers and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

      6.5 JURY TRIAL; WAIVER. The Sellers and the Purchaser hereby waive a trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other in respect of any matter arising out or in connection with this Agreement and the transactions and developments contemplated hereby.

      6.6 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and

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schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      6.7 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Purchaser's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Purchaser's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      6.8 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

      6.9 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another schedule, and (ii) Purchaser could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

      6.10 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      6.11  REFERENCES AND CONSTRUCTION.

            (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

            (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

      6.12 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

      6.13 SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity,

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illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

                       [SIGNATURE ON NEXT FOLLOWING PAGE]

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      IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each of the Sellers.

THE PURCHASER:                           KENNETH STEAD

                                         By:
                                                  ------------------------------
                                         Name:    Kenneth Stead
                                         Title:   An individual

THE SELLERS:                             DANA ANDERSON
                                         AS AGENT FOR ALL THE SELLERS

                                         By:
                                                  ------------------------------
                                         Name:    Dana Anderson
                                         Title:   Agent

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